Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-162088

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 2, DATED JULY 25, 2011

TO PROSPECTUS DATED JUNE 20, 2011

This prospectus supplement supplements our prospectus dated June 20, 2011, relating to the sale, from time to time, of up to 5,634,970 shares of our common stock which are issuable upon the exercise of outstanding Series 3 warrants and Series 4 warrants issued in our public offering which closed on November 18, 2010.

This prospectus supplement is being filed to include the information set forth in the Immediate Report on Form 8-K filed on July 25, 2011, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated June 20, 2011 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On July 24, 2011, the last reported sale price per share of our common stock was 1.85 NIS (approximately $0.55) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2011 (July 20, 2011)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 20, 2011, BioCancell Therapeutics, Inc. (“BioCancell”) was notified that it had received approval from the Food and Drug Administration (FDA) to commence a Phase IIb pancreatic cancer clinical trial in the U.S.A, using BioCancell’s lead product, BC-819 in sequence with the FDA-approved drug Gemzar (Gemcitabine), in patients with locally advanced unresectable pancreatic cancer who have never received treatment (the “Clinical Trial”).

The Clinical Trial is expected to include approximately 100 participants in 25 to 30 medical centers in locations including the U.S.A., Europe and Israel. One group, comprised of half of the participants, is to be treated with the combination of BC-819 and Gemzar (the current standard chemotherapy for pancreatic cancer), while a second group is to be treated with Gemzar alone. The primary endpoint of the trial is Progression-Free Survival.

An interim analysis to assess the safety of the treatment is planned after the recruitment of the first 18 patients, in order to determine the dose of BC-819 for the remainder of the Clinical Trial.

In advance of the commencement of the Clinical Trial, BioCancell will be required to receive regulatory approvals, including from local government authorities and participating medical centers.

The Clinical Trial comes in addition to two clinical trials currently being run by BioCancell – a Phase IIb clinical trial of BC-819 as a treatment for superficial bladder cancer, and a Phase I/IIa clinical trial of BC-819 as a treatment for ovarian cancer. It follows a Phase I/IIa clinical trial of BC-819 as a treatment for pancreatic cancer, and a pre-clinical hamster study comparing BC-819 used in sequence with Gemzar, to Gemzar alone.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: July 25, 2011	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary